FIRST AMENDMENT TO
FIRST AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT OF
CAPLEASE, LP

DESIGNATION OF 8.375% SERIES B
CUMULATIVE REDEEMABLE PREFERRED UNITS

In connection with the issuance of up to 2,300,000 shares of 8.375% Series B Cumulative Redeemable Preferred Stock by CapLease, Inc. (the “Company” and the “Original Limited Partner”) and the contribution to Caplease, LP (the “Partnership”) by the Limited Partner of some or all of the net proceeds therefrom and pursuant to Article XII of the First Amended and Restated Limited Partnership Agreement of Caplease, LP (the “Partnership Agreement”), this FIRST AMENDMENT TO FIRST AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT OF CAPLEASE, LP (this “Amendment”) is made and entered into as of the 19th day of April, 2012, by and between CLF OP General Partner LLC (the “General Partner”) and the Original Limited Partner for the purpose of adding a new Article XIV in its entirety to the Partnership Agreement as follows:

ARTICLE XIV
8.375% SERIES B CUMULATIVE REDEEMABLE PREFERRED UNITS

Section 14.1.          Designation and Number. A series of Preferred Units, designated the “8.375% Series B Cumulative Redeemable Preferred Units” (the “Series B Preferred Units”), is hereby established. The number of authorized Series B Preferred Units shall be 2,300,000, 2,000,000 of which shall be issued and outstanding and owned by the Original Limited Partner on the date hereof.

Section 14.2.          Defined Terms. Capitalized terms used herein and not otherwise defined shall have the meanings given to such terms in the Partnership Agreement. The following defined terms used in this Amendment shall have the meanings specified below:

“Series B Articles Supplementary” means the Articles Supplementary (and the related Certificate of Correction) of the Company filed with the State Department of Assessments and Taxation of the State of Maryland on April 18, 2012, designating the terms, rights and preferences of the shares of 8.375% Series B Cumulative Redeemable Preferred Stock, $0.01 par value per share, of the Company.

“Series B Preferred Stock” means the shares of 8.375% Series B Cumulative Redeemable Preferred Stock, $0.01 par value per share, of the Company.

Section 14.3.          No Maturity or Sinking Fund. The Series B Preferred Units have no maturity date, and no sinking fund has been established for the retirement or redemption of the Series B Preferred Units.

Section 14.4.          Rank. The Series B Preferred Units will, with respect to distribution rights and rights upon liquidation, dissolution or winding up of the Partnership, rank (a) senior to all classes or series of Common Units and to all other Partnership Units, the terms of which provide that such units shall rank junior to the Series B Preferred Units; (b) on a parity with all Partnership Units issued by the Partnership, other than those Partnership Units referred to in clauses (a) and (c), including, without limitation, the Series A Preferred Units; and (c) junior to all Partnership Units issued by the Partnership which rank senior to the Series B Preferred Units that are issued in connection with the Company’s issuance of preferred stock that is senior to the Series B Preferred Stock in accordance with Section 7(d) of the Series B Articles Supplementary. The term “Partnership Units” does not include convertible debt securities of the Partnership, which shall rank senior to the Series B Preferred Units prior to conversion.

Section 14.5.          Allocations and Distributions.

(a)          Holders of Series B Preferred Units shall be entitled to receive, when and as authorized by the General Partner, and declared by the Partnership out of funds legally available for payment of distributions, cumulative preferential cash distributions at the rate of eight and three-eighths percent (8.375%) per annum of the Twenty-five Dollars ($25.00) per unit liquidation preference of the Series B Preferred Units (equivalent to a fixed annual amount of $2.09375 per Series B Preferred Unit). Such distributions shall accumulate on a daily basis and be cumulative from (but excluding) the original date of issuance and be payable quarterly in equal amounts in arrears on or about the fifteenth (15th) day of each January, April, July and October of each year, beginning on July 16, 2012 (each such day being hereinafter called a “Distribution Payment Date”); provided that if any Distribution Payment Date is not a Business Day (as hereinafter defined), then the distribution which would otherwise have been payable on such Distribution Payment Date may be paid on the next succeeding Business Day with the same force and effect as if paid on such Distribution Payment Date, and no interest or additional distributions or other sums shall accrue on the amount so payable from such Distribution Payment Date to such next succeeding Business Day. Any distribution payable on the Series B Preferred Units for any partial distribution period shall be prorated and computed on the basis of a 360-day year consisting of twelve 30-day months. Distributions shall be payable to holders of record as they appear in the unit records of the Partnership at the close of business on the applicable record date, which shall be the last day of the calendar month that immediately precedes the calendar month in which the applicable Distribution Payment Date falls or such other date designated by the General Partner of the Partnership for the payment of distributions that is not more than 30 nor less than 10 days prior to such Distribution Payment Date (each, a “Distribution Record Date”).

(b)          No distributions on Series B Preferred Units shall be authorized by the General Partner or paid or set apart for payment by the Partnership at such time as the terms and provisions of any agreement of the General Partner or the Partnership, including any agreement relating to the indebtedness of either of them, prohibits such authorization, payment or setting apart for payment or provides that such authorization, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such authorization, payment or setting apart for payment shall be restricted or prohibited by law.

(c)          Notwithstanding anything to the contrary contained herein, distributions on the Series B Preferred Units shall accumulate whether or not the restrictions referred to in clause (b) exist, whether or not the Partnership has earnings, whether or not there are funds legally available for the payment of such distributions and whether or not such distributions are authorized. Accumulated but unpaid distributions on the Series B Preferred Units will accumulate as of the Distribution Payment Date on which they first become payable or on the date of redemption as the case may be. Accumulated and unpaid distributions will not bear interest.

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(d)          When distributions are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series B Preferred Units and all other Partnership Units ranking on a parity, as to distributions, with the Series B Preferred Units, all distributions authorized, paid or set apart for payment upon the Series B Preferred Units and all other Partnership Units ranking on a parity, as to distributions, with the Series B Preferred Units shall be authorized and paid pro rata or authorized and set apart for payment pro rata so that the amount of distributions authorized per Series B Preferred Unit and each such other Partnership Unit shall in all cases bear to each other the same ratio that accumulated distributions per Series B Preferred Unit and such other Partnership Unit (which shall not include any accumulation in respect of unpaid distributions for prior distribution periods if such Partnership Units do not have a cumulative distribution) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any distribution payment or payments on Series B Preferred Units which may be in arrears.

(e)          Except as provided in clause (d), unless full cumulative distributions on the Series B Preferred Units have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof is set apart for payment for all past distribution periods, no distributions (other than in the form of Common Units or other Partnership Units ranking junior to the Series B Preferred Units as to distributions and upon liquidation) shall be authorized and paid or authorized and set apart for payment nor shall any other distribution be authorized and made upon the Common Units or other Partnership Units ranking junior to or on a parity with the Series B Preferred Units as to distributions or upon liquidation, nor shall any Common Units or other Partnership Units ranking junior to or on a parity with the Series B Preferred Units as to distributions or upon liquidation be redeemed, purchased or otherwise acquired directly or indirectly for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such Common Units or Partnership Units) by the Partnership (except in accordance with the terms of the Partnership Agreement or by conversion into or exchange for Common Units or other Partnership Units ranking junior to the Series B Preferred Units as to distributions and upon liquidation, by redemption, purchase or acquisition of Common Units or other Partnership Units under any employee benefit plan of the General Partner or Partnership, or by other redemption, purchase or acquisition of such Common Units or Partnership Units pursuant to Article VII of the Articles of Amendment and Restatement of the Company or otherwise, in order to ensure that the Company remains qualified as a real estate investment trust (“REIT”) for federal income tax purposes).

(f)          Holders of Series B Preferred Units shall not be entitled to any distribution, whether payable in cash, property or units, in excess of full cumulative distributions on the Series B Preferred Units as described above. Any distribution payment made on the Series B Preferred Units shall first be credited against the earliest accumulated but unpaid distribution due with respect to such units which remains payable.

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(g)          In determining whether a distribution (other than upon voluntary or involuntary liquidation, dissolution or winding up of the Partnership) by distribution, redemption or otherwise is permitted under Delaware law, no effect shall be given to amounts that would be needed, if the Partnership were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of holders of Partnership Units whose preferential rights on dissolution are superior to those receiving the distribution.

(h)          Prior to any allocation of Profit pursuant to Section 5.01(a) of the Partnership Agreement, Profit will be allocated to holders of Series B Preferred Units in an amount equal to the distributions made to holders of Series B Preferred Units under Section 14.5(a) of this Amendment.

Section 14.6.          Liquidation Rights.

(a)          In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Partnership (referred to herein sometimes as a “liquidation”), the holders of the Series B Preferred Units then outstanding shall be entitled to receive, out of the assets of the Partnership legally available for distribution to its Partners (after payment or provision for payment of all debts and other liabilities of the Partnership), a liquidation preference in cash of Twenty-five Dollars ($25.00) per Series B Preferred Unit, plus an amount equal to all accumulated and unpaid distributions to, but not including, the date of payment, before any distribution of assets is made to holders of Common Units or any other Partnership Units that rank junior to the Series B Preferred Units with respect to liquidation rights, upon the liquidation, dissolution or winding up of the Partnership.

(b)          If, upon any such voluntary or involuntary liquidation, dissolution or winding up of the Partnership, the assets of the Partnership are insufficient to make full payment to holders of Series B Preferred Units and to the corresponding amounts payable on all other Partnership Units ranking on a parity with the Series B Preferred Units as to liquidation rights, then the holders of the Series B Preferred Units and all other such Partnership Units shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

(c)          Written notice of any such liquidation, dissolution or winding up of the Partnership, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage pre-paid, not less than 30 nor more than 60 days prior to the payment date stated therein, to each record holder of the Series B Preferred Units at the respective address of such holders as the same shall appear on the unit transfer records of the Partnership.

(d)          After payment of the full amount of the liquidating distributions to which the holders of Series B Preferred Units are entitled, the holders of Series B Preferred Units will have no right or claim to any of the remaining assets of the Partnership.

(e)          None of a consolidation or merger of the Partnership with or into another entity, a merger of another entity with or into the Partnership, a statutory security exchange by the Partnership or a sale, lease, transfer or conveyance of all or substantially all of the Partnership’s property or business shall be considered a liquidation, dissolution or winding up of the Partnership.

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Section 14.7.          Redemption.

(a)          Except as provided in the next sentence, the Series B Preferred Units are not redeemable prior to April 19, 2017. Consistent with the provisions set forth in Article VII of the Articles of Amendment and Restatement of the Company, however, the Partnership shall have the right to purchase the amount of Series B Preferred Units necessary to ensure that the Company remains qualified as a REIT for federal income tax purposes. On and after April 19, 2017, the Partnership, at its option, upon giving notice as provided below, may redeem the Series B Preferred Units, in whole or from time to time in part, for cash, at a redemption price of Twenty-five Dollars ($25.00) per Series B Preferred Unit, plus all accumulated and unpaid distributions on such Series B Preferred Units to, but not including, the date of such redemption (the “Series B Redemption Right”).

(b)          If fewer than all of the outstanding Series B Preferred Units are to be redeemed pursuant to the Redemption Right, the Series B Preferred Units to be redeemed shall be selected pro rata (as nearly as practicable without creating fractional units) or by lot or in such other equitable method prescribed by the Partnership.

(c)          Notwithstanding anything to the contrary contained herein, unless full cumulative distributions on all Series B Preferred Units shall have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof set apart for payment for all past distribution periods, no Series B Preferred Unit may be redeemed unless all of the outstanding Series B Preferred Units are simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase by the Partnership of Series B Preferred Units necessary to ensure that the Company remains qualified as a REIT for federal income tax purposes or the purchase or acquisition of Series B Preferred Units pursuant to a purchase or exchange offer made on the same terms to holders of all of the Series B Preferred Units. In addition, unless full cumulative distributions on all Series B Preferred Units have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof set apart for payment for all past distribution periods, the Partnership shall not purchase or otherwise acquire directly or indirectly for any consideration, nor shall any monies be paid to or be made available for a sinking fund for the redemption of, any Series B Preferred Units (except in accordance with the Partnership Agreement or by conversion into or exchange for Common Units or any other Partnership Units ranking junior to the Series B Preferred Units as to distributions and upon liquidation); provided, however, that the foregoing shall not prevent any purchase or acquisition of Series B Preferred Units for the purpose of preserving the Company’s status as a REIT or pursuant to a purchase or exchange offer made on the same terms to holders of all of the outstanding Series B Preferred Units.

(d)          Immediately prior to any redemption of Series B Preferred Units pursuant to the Series B Redemption Right, the Partnership shall pay, in cash, any accumulated and unpaid distributions to, but not including, the redemption date, unless a redemption date falls after a Distribution Record Date and prior to the corresponding Distribution Payment Date, in which case each holder of Series B Preferred Units at the close of business on such Distribution Record Date shall be entitled to the distribution payable on such Series B Preferred Units on the corresponding Distribution Payment Date (including any accrued and unpaid distributions for prior periods) notwithstanding the redemption of such units before such Distribution Payment Date. Except as provided above, the Partnership will make no payment or allowance for unpaid distributions, whether or not in arrears, on Series B Preferred Units for which a notice of redemption has been given.

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(e)          The following provisions set forth the procedures for redemption pursuant to the Series B Redemption Right:

(i)          Notice of redemption shall be given to the respective holders of record of the Series B Preferred Units to be redeemed at their respective addresses as they appear on the unit transfer records of the Partnership. No failure to give such notice or any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the redemption of any Series B Preferred Units except as to the holder to whom notice was defective or not given.

(ii)         In addition to any information required by law or by the applicable rules of any exchange upon which the Series B Preferred Units may be listed or admitted to trading, such notice shall state: (A) the redemption date; (B) the redemption price; (C) the number of Series B Preferred Units to be redeemed; (D) the place or places where the Series B Preferred Units, to the extent such units are certificated, are to be surrendered (if so required in the notice) for payment of the redemption price; and (E) that distributions on the Series B Preferred Units to be redeemed will cease to accumulate on such redemption date. If less than all of the Series B Preferred Units held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of Series B Preferred Units held by such holder to be redeemed.

(iii)        If the Partnership shall so require and the notice shall so state, on or after the redemption date, each holder of the Series B Preferred Units to be redeemed shall present and surrender any certificates representing such holder’s Series B Preferred Units to the Partnership at the place designated in the notice of redemption and thereupon the redemption price of such units (including all accumulated and unpaid distributions up to the redemption date) shall be paid to or on the order of the person whose name appears on such certificate evidencing the Series B Preferred Units as the owner thereof and each surrendered certificate shall be canceled. If fewer than all the units evidenced by any such certificate evidencing the Series B Preferred Units are to be redeemed, a new certificate shall be issued evidencing the unredeemed units. In the event that the units of Series B Preferred Units to be redeemed are uncertificated, such units shall be redeemed in accordance with the notice and the applicable procedures of any depository and no further action on the part of the holders of such units shall be required.

(iv)        From and after the redemption date (unless the Partnership defaults in payment of the redemption price), all distributions on the Series B Preferred Units designated for redemption in such notice shall cease to accumulate and all rights of the holders thereof, except the right to receive the redemption price thereof payable upon redemption without interest (including all accumulated and unpaid distributions to, but not including, the redemption date), shall cease and terminate and such units shall not thereafter be transferred (except with the consent of the Partnership) on the Partnership’s unit transfer records, and such units shall not be deemed to be outstanding for any purpose whatsoever. At its election, the Partnership, prior to a redemption date, may irrevocably deposit the redemption price (including accumulated and unpaid distributions to, but not including, the redemption date) of the Series B Preferred Units so called for redemption in trust for the holders thereof with a bank or trust company, in which case the redemption notice to holders of the Series B Preferred Units to be redeemed shall (A) state the date of such deposit, (B) specify the office of such bank or trust company as the place of payment of the redemption price and (C) require such holders to surrender the certificates evidencing such units, to the extent such units are certificated, at such place on or about the date fixed in such redemption notice (which may not be later than the redemption date) against payment of the redemption price (including all accumulated and unpaid distributions to, but not including, the redemption date). Any monies so deposited which remain unclaimed by the holders of the Series B Preferred Units at the end of two years after the redemption date shall be returned by such bank or trust company to the Partnership.

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(f)          Subject to applicable law and the limitation on purchases when distributions on the Series B Preferred Units are in arrears, the Partnership may, at any time and from time to time, purchase any Series B Preferred Units in the open market, by tender or by private agreement.

(g)          Any Series B Preferred Units that shall at any time have been redeemed pursuant to the Redemption Right or otherwise acquired shall, after such redemption or acquisition, have the status of authorized but unissued Series B Preferred Units.

Section 14.8.          Special Optional Redemption by the Partnership.

(a)          Upon the occurrence of a Change of Control (as defined in the Series B Articles Supplementary), the Partnership will have the option upon written notice mailed by the Partnership, postage pre-paid, no less than 30 nor more than 60 days prior to the redemption date and addressed to the holders of record of the Series B Preferred Units to be redeemed at their respective addresses as they appear on the unit transfer records of the Partnership, to redeem the Series B Preferred Units, in whole or in part within 120 days after the first date on which such Change of Control occurred, for cash at Twenty-five Dollars ($25.00) per unit plus accumulated and unpaid distributions to, but not including, the redemption date (“Special Optional Redemption Right”). No failure to give such notice or any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the redemption of any Series B Preferred Units except as to the holder to whom notice was defective or not given. If, prior to the Change of Control Conversion Date (as defined in the Series B Articles Supplementary), the Partnership has provided or provides notice of redemption with respect to the Series B Preferred Units (whether pursuant to the Series B Redemption Right or the Special Optional Redemption Right), the holders of shares of Series B Preferred Units will not have the conversion right described below in Section 14.10.

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(b)          In addition to any information required by law or by the applicable rules of any exchange upon which the Series B Preferred Units may be listed or admitted to trading, such notice shall state: (A) the redemption date; (B) the redemption price; (C) the number of Series B Preferred Units to be redeemed; (D) the place or places where the certificates representing the Series B Preferred Units, to the extent Series B Preferred Units are certificated, are to be surrendered (if so required in the notice) for payment of the redemption price; (E) that the Series B Preferred Units are being redeemed pursuant to the Special Optional Redemption Right in connection with the occurrence of a Change of Control and a brief description of the transaction or transactions constituting such Change of Control; (F) that holders of the Series B Preferred Units to which the notice relates will not be able to tender such Series B Preferred Units for conversion in connection with the Change of Control and each Series B Preferred Unit tendered for conversion that is selected, prior to the Change of Control Conversion Date, for redemption will be redeemed on the related redemption date instead of converted on the Change of Control Conversion Date; and (G) that distributions on the Series B Preferred Units to be redeemed will cease to accumulate on such redemption date. If fewer than all of the Series B Preferred Units held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of Series B Preferred Units held by such holder to be redeemed.

If fewer than all of the outstanding Series B Preferred Units are to be redeemed pursuant to the Special Optional Redemption Right, the units to be redeemed shall be selected pro rata (as nearly as practicable without creating fractional units) or by lot or in such other equitable method prescribed by the Partnership.

(c)          Notwithstanding anything to the contrary contained herein, unless full cumulative distributions on all Series B Preferred Units shall have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof set apart for payment for all past distribution periods, no Series B Preferred Units may be redeemed unless all outstanding Series B Preferred Units are simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase by the Partnership of Series B Preferred Units necessary in order to ensure that the Company remains qualified as a REIT for federal income tax purposes or the purchase or acquisition of Series B Preferred Units pursuant to a purchase or exchange offer made on the same terms to holders of all Series B Preferred Units. In addition, unless full cumulative distributions on all Series B Preferred Units have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof set apart for payment for all past distribution periods, the Partnership shall not purchase or otherwise acquire directly or indirectly for any consideration, nor shall any monies be paid to or be made available for a sinking fund for the redemption of, any Series B Preferred Units (except in accordance with the Partnership Agreement or by conversion into or exchange for Common Units or any other Partnership Units ranking junior to the Series B Preferred Units as to distributions and upon liquidation); provided, however, that the foregoing shall not prevent any purchase or acquisition of Series B Preferred Units for the purpose of preserving the Company’s status as a REIT or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Series B Preferred Units.

(d)          Immediately prior to any redemption of Series B Preferred Units pursuant to the Special Optional Redemption Right, the Partnership shall pay, in cash, any accumulated and unpaid distributions to, but not including, the redemption date, unless a redemption date falls after a Distribution Record Date and prior to the corresponding Distribution Payment Date, in which case each holder of Series B Preferred Units at the close of business on such Distribution Record Date shall be entitled to the distribution payable on such units on such Distribution Payment Date (including any accrued and unpaid distributions for prior periods) notwithstanding the redemption of such units before such Distribution Payment Date. Except as provided above, the Partnership will make no payment or allowance for unpaid distributions, whether or not in arrears, on Series B Preferred Units for which a notice of redemption has been given.

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(e)          If the Partnership shall so require and the notice shall so state, on or after the redemption date, each holder of Series B Preferred Units to be redeemed shall present and surrender the certificates representing such holder’s Series B Preferred Units to the Partnership at the place designated in the notice of redemption and thereupon the redemption price of such units (including all accumulated and unpaid distributions up to the redemption date) shall be paid to or on the order of the person whose name appears on such certificate representing Series B Preferred Units as the owner thereof and each surrendered certificate shall be canceled. If fewer than all the units represented by any such certificate representing Series B Preferred Units is to be redeemed, a new certificate shall be issued representing the unredeemed units. In the event that the Series B Preferred Units to be redeemed are uncertificated, such units shall be redeemed in accordance with the notice and the applicable procedures of any depository and no further action on the part of the holders of such units shall be required.

(f)          From and after the redemption date (unless the Partnership defaults in payment of the redemption price), all distributions on the Series B Preferred Units designated for redemption in such notice shall cease to accumulate and all rights of the holders thereof, except the right to receive the redemption price thereof payable upon redemption without interest (including all accumulated and unpaid distributions to, but not including, the redemption date), shall cease and terminate and such units shall not thereafter be transferred (except with the consent of the Partnership) on the Partnership’s unit transfer records, and such units shall not be deemed to be outstanding for any purpose whatsoever. At its election, the Partnership, prior to a redemption date, may irrevocably deposit the redemption price (including accumulated and unpaid distributions to, but not including, the redemption date) of the Series B Preferred Units so called for redemption in trust for the holders thereof with a bank or trust company, in which case the redemption notice to holders of the Series B Preferred Units to be redeemed shall (A) state the date of such deposit, (B) specify the office of such bank or trust company as the place of payment of the redemption price and (C) require such holders to surrender the certificates representing such units, to the extent such units are certificated, at such place on or about the date fixed in such redemption notice (which may not be later than the redemption date) against payment of the redemption price (including all accumulated and unpaid distributions to, but not including, the redemption date). Any monies so deposited which remain unclaimed by the holders of the Series B Preferred Units at the end of two years after the redemption date shall be returned by such bank or trust company to the Partnership.

(g)          Any Series B Preferred Units that shall at any time have been redeemed pursuant to the Special Optional Redemption Right shall, after such redemption, have the status of authorized but unissued Series B Preferred Units.

Section 14.9.          Voting Rights.

(a)          Holders of the Series B Preferred Units shall not have any voting rights, except as set forth below. In any matter in which the holders of Series B Preferred Units are entitled to vote, each such holder shall have the right to one vote for each Series B Preferred Unit held by such holder. If the holders of the Series B Preferred Units and the holders of another series of Preferred Units are entitled to vote together as a single class on any matter, the holders of the Series B Preferred Units and the holders of such other Preferred Units shall each have one vote for each $25.00 of liquidation preference.

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(b)          So long as any Series B Preferred Units remain outstanding, the Partnership shall not, without the affirmative vote of the holders of at least two-thirds of the Series B Preferred Units outstanding at the time, given in person or by proxy, either in writing or at a meeting (such series voting separately as a class), (i) authorize or create, or increase the authorized or issued amount of, any class or series of Partnership Units ranking senior to the Series B Preferred Units with respect to payment of distributions or the distribution of assets upon voluntary or involuntary liquidation, dissolution or winding up of the Partnership, or reclassify any authorized Partnership Units into any class or series of Partnership Units ranking senior to the Series B Preferred Units, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such Partnership Units; or (ii) amend, alter or repeal the provisions of the Partnership Agreement (including this Amendment), whether by merger or consolidation (in either case, an “Event”) or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the Series B Preferred Units; provided, however, that with respect to the occurrence of any Event set forth in (ii) above, so long as any Series B Preferred Units (or any equivalent class or series of units issued by the surviving entity in such merger or consolidation to which the Partnership is a party) remains outstanding with the terms thereof materially unchanged or the holders of Series B Preferred Units receive equity securities with rights, preferences, privileges or voting powers substantially the same as those of the Series B Preferred Units, taking into account that upon the occurrence of an Event, the Partnership may not be the surviving entity and such surviving entity may thereafter be the issuer of the Series B Preferred Units (or such equivalent class or series), the occurrence of any such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers of the Series B Preferred Units; and provided further that (x) any increase in the number of authorized Preferred Units or the creation or issuance of any other class or series of Partnership Units, or (y) any increase in the number of authorized Series B Preferred Units or any other class or series of Partnership Units, in the case of each of (x) or (y) above ranking on a parity with or junior to the Series B Preferred Units with respect to payment of distributions and the distribution of assets upon voluntary or involuntary liquidation, dissolution or winding up of the Partnership, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers. For the avoidance of doubt, the foregoing voting provisions shall not be deemed to negate any other vote (including, without limitation, the vote of the holders of Common Units) that may be required by law or the Partnership Agreement.

(c)          The foregoing voting provisions shall not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding Series B Preferred Units shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been deposited in the Partnership to effect such redemption.

Section 14.10.         Conversion. The Series B Preferred Units shall not be convertible into or exchangeable for any other property or securities of the Partnership or any other entity except as provided in this Section 14.10.

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(a)          Upon the occurrence of a Change of Control, each holder of Series B Preferred Units shall have the right, unless, prior to the Change of Control Conversion Date, the Partnership has provided or provides notice of its election to redeem the Series B Preferred Units pursuant to the Redemption Right or Special Optional Redemption Right, to convert some or all of the Series B Preferred Units held by such holder (the “Change of Control Conversion Right”) on the Change of Control Conversion Date into a number of Common Units per Series B Preferred Unit to be converted (the “Common Unit Conversion Consideration”) equal to the lesser of (A) the quotient obtained by dividing (i) the sum of (x) the Twenty-five Dollars ($25.00) liquidation preference plus (y) the amount of any accumulated and unpaid distributions to, but not including, the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a Distribution Record Date and prior to the corresponding Distribution Payment Date, in which case no additional amount for such accumulated and unpaid distributions will be included in such sum) by (ii) the Common Stock Price (as defined in the Series B Articles Supplementary) and (B) 11.9904 (the “Unit Cap”), subject to the immediately succeeding paragraph.

The Unit Cap is subject to pro rata adjustments for any unit splits (including those effected pursuant to a Common Unit distribution), subdivisions or combinations (in each case, a “Unit Split”) with respect to Common Units as follows: the adjusted Unit Cap as the result of a Unit Split shall be the number of Common Units that is equivalent to the product obtained by multiplying (i) the Unit Cap in effect immediately prior to such Unit Split by (ii) a fraction, the numerator of which is the number of Common Units outstanding after giving effect to such Unit Split and the denominator of which is the number of Common Units outstanding immediately prior to such Unit Split.

For the avoidance of doubt, subject to the immediately succeeding sentence, the aggregate number of Common Units (or equivalent Alternative Conversion Consideration (as defined below), as applicable) issuable in connection with the exercise of the Change of Control Conversion Right in respect of the 2,300,000 Preferred Units designated as Series B Preferred Units and authorized for issuance pursuant hereto is 27,577,920 in total (or equivalent Alternative Conversion Consideration, as applicable) (the “Exchange Cap”). The Exchange Cap (i) shall be increased on a pro rata basis with respect to any additional Series B Preferred Units designated and authorized for issuance pursuant to any subsequent amendment to the Partnership Agreement and (ii) is subject to pro rata adjustments for any Unit Splits on the same basis as the corresponding adjustment to the Unit Cap.

In the case of a Change of Control pursuant to which Common Units shall be converted into cash, securities or other property or assets (including any combination thereof) (the “Alternative Form Consideration”), a holder of Series B Preferred Units shall receive upon conversion of such Series B Preferred Units the kind and amount of Alternative Form Consideration that such holder of Series B Preferred Units would have owned or been entitled to receive upon the Change of Control had such holder of Series B Preferred Units held a number of Common Units equal to the Common Unit Conversion Consideration immediately prior to the effective time of the Change of Control (the “Alternative Conversion Consideration”; and the Common Unit Conversion Consideration or the Alternative Conversion Consideration, as may be applicable to a Change of Control, shall be referred to herein as the “Conversion Consideration”).

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In the event that holders of Common Units have the opportunity to elect the form of consideration to be received in the Change of Control, the consideration that the holders of Series B Preferred Units shall receive shall be the form of consideration elected by the holders of the Common Units who participate in the determination (based on the weighted average of elections) and shall be subject to any limitations to which all holders of Common Units are subject, including, without limitation, pro rata reductions applicable to any portion of the consideration payable in the Change of Control.

(b)          No fractional Common Units shall be issued upon the conversion of Series B Preferred Units. In lieu of fractional units, holders shall be entitled to receive the cash value of such fractional units based on the Common Stock Price.

(c)          Within 15 days following the occurrence of a Change of Control, unless the Partnership has provided, prior to the expiration of such 15-day period, notice of its election to redeem the Series B Preferred Units pursuant to the Redemption Right or Special Optional Redemption Right, a notice of occurrence of the Change of Control, describing the resulting Change of Control Conversion Right, shall be delivered to the holders of record of the Series B Preferred Units at their addresses as they appear on the Partnership’s unit transfer records and notice shall be provided to the Partnership’s transfer agent, if any. No failure to give such notice or any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the conversion of any Series B Preferred Units except as to the holder to whom notice was defective or not given. Each notice shall state: (i) the events constituting the Change of Control; (ii) the date of the Change of Control; (iii) the last date on which the holders of Series B Preferred Units may exercise their Change of Control Conversion Right; (iv) the method and period for calculating the Common Stock Price; (v) the Change of Control Conversion Date, which shall be a Business Day occurring within 20 to 35 days following the date of such notice; (vi) that if, prior to the Change of Control Conversion Date, the Partnership has provided or provides notice of its election to redeem all or any portion of the Series B Preferred Units, the holder will not be able to convert Series B Preferred Units and such units shall be redeemed on the related redemption date, even if they have already been tendered for conversion pursuant to the Change of Control Conversion Right; (vii) if applicable, the type and amount of Alternative Conversion Consideration entitled to be received per Series B Preferred Unit; (viii) the name and address of the paying agent and the conversion agent; and (ix) the procedures that the holders of Series B Preferred Units must follow to exercise the Change of Control Conversion Right.

(d)          [Intentionally omitted].

(e)          In order to exercise the Change of Control Conversion Right, a holder of Series B Preferred Units shall be required to deliver, on or before the close of business on the Change of Control Conversion Date, the certificates representing the Series B Preferred Units, to the extent such units are certificated, to be converted, duly endorsed for transfer, together with a written conversion notice completed, to the Partnership’s transfer agent. Such notice shall state: (i) the relevant Change of Control Conversion Date; (ii) the number of Series B Preferred Units to be converted; and (iii) that the Series B Preferred Units are to be converted pursuant to this Amendment. Notwithstanding the foregoing, if the Series B Preferred Units are held in global form, such notice shall comply with applicable procedures of The Depository Trust Company (“DTC”).

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(f)          Holders of Series B Preferred Units may withdraw any notice of exercise of a Change of Control Conversion Right (in whole or in part) by a written notice of withdrawal delivered to the Partnership’s transfer agent prior to the close of business on the Business Day prior to the Change of Control Conversion Date. The notice of withdrawal must state: (i) the number of withdrawn Series B Preferred Units; (ii) if certificated Series B Preferred Units have been issued, the certificate numbers of the withdrawn Series B Preferred Units; and (iii) the number of Series B Preferred Units, if any, which remain subject to the conversion notice. Notwithstanding the foregoing, if the Series B Preferred Units are held in global form, the notice of withdrawal shall comply with applicable procedures of DTC.

(g)          Series B Preferred Units as to which the Change of Control Conversion Right has been properly exercised and for which the conversion notice has not been properly withdrawn shall be converted into the applicable Conversion Consideration in accordance with the Change of Control Conversion Right on the Change of Control Conversion Date, unless, prior to the Change of Control Conversion Date, the Partnership has provided or provides notice of its election to redeem such Series B Preferred Units, whether pursuant to its Redemption Right or Special Optional Redemption Right. If the Partnership elects to redeem Series B Preferred Units that would otherwise be converted into the applicable Conversion Consideration on a Change of Control Conversion Date, such Series B Preferred Units shall not be so converted and the holders of such units shall be entitled to receive on the applicable redemption date Twenty-five Dollars ($25.00) per unit, plus any accumulated and unpaid distributions thereon to, but not including, the redemption date.

(h)          The Partnership shall deliver the applicable Conversion Consideration no later than the third Business Day following the Change of Control Conversion Date.

Section 14.11.         Exclusion of Other Rights. The Series B Preferred Units shall not have any preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications or terms or conditions of redemption other than expressly set forth in the Partnership Agreement and this Amendment.

Section 14.12.         Severability of Provisions. If any preferences or other rights, voting powers, restrictions, limitations as to distributions, qualifications or terms or conditions of redemption of the Series B Preferred Units set forth in the Partnership Agreement and this Amendment are invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications or terms or conditions of redemption of Series B Preferred Units set forth in the Partnership Agreement which can be given effect without the invalid, unlawful or unenforceable provision thereof shall, nevertheless, remain in full force and effect and no preferences or other rights, voting powers, restrictions, limitations as to distributions, qualifications or terms or conditions of redemption of the Series B Preferred Units herein set forth shall be deemed dependent upon any other provision thereof unless so expressed therein.

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IN WITNESS WHEREOF, this Amendment is executed as of the 19th day of April, 2012.

GENERAL PARTNER:

CLF OP GENERAL PARTNER LLC

By:	CapLease, Inc., its sole member

By:	/s/ Shawn P. Seale
Name:	Shawn P. Seale
Title:	Senior Vice President

Address:	1065 Avenue of the Americas
New York, New York 10018

ORIGINAL LIMITED PARTNER:

CAPLEASE, INC.

By:	/s/ Robert C. Blanz
Name:	Robert C. Blanz
Title:	Senior Vice President

Address:	1065 Avenue of the Americas
New York, New York 10018